UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 10, 2006

GTC BIOTHERAPEUTICS, INC.

(Exact Name of Registrant as Specified in Charter)

Massachusetts	0-21794	04-3186494
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

175 CROSSING BOULEVARD

FRAMINGHAM, MASSACHUSETTS 01702

(Address of Principal Executive Offices) (Zip Code)

(508) 620-9700

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement.

On August 10, 2006, the Compensation Committee of the Board of Directors (“Compensation Committee”) of GTC Biotherapeutics, Inc. (“GTC”) determined to make a cash payment in lieu of a 5% increase in salary from January 2, 2006 through August 31, 2006 and to approve a 5% increase in the salaries of executive officers effective as of September 1, 2006. The Compensation Committee had previously deferred any 2006 salary increases for GTC’s executive officers and instead authorized future cash payments to each of them equal to 5% of the executive officers’ respective base salaries if GTC had a specified minimum cash balance at the end of fiscal 2006. The Compensation Committee approved these payments and salary increases in light of the European Commission’s August 2006 approval of ATryn® as a treatment for hereditary antithrombin deficiency and the successful completion of GTC’s registered direct offering in July 2006, which the Committee determined would be sufficient to satisfy its requirement of a specified minimum cash balance at the end of fiscal 2006.

The Compensation Committee also made an equity award of 1,000 shares of GTC Common Stock to each of 136 GTC employees, including the named executive officers, in recognition of the Company’s successful effort for ATryn approval. The shares of GTC Common Stock were fully vested and valued at $1.23 per share, the closing price on August 10, 2006. Certain employees chose to have a portion of the bonus shares withheld by the Company to satisfy tax withholding requirements.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GTC BIOTHERAPEUTICS, INC.

Dated: August 16, 2006	By:	/s/ Geoffrey F. Cox
Dr. Geoffrey F. Cox President and Chief Executive Officer

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